    As filed with the Securities and Exchange Commission on August 26, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     under
                           the Securities Act of 1933
                                ----------------
                              McKESSON HBOC, INC.
             (Exact name of Registrant as specified in its charter)

                    Delaware                                        94-3207296
        (State or other jurisdiction of                          (I.R.S. employer
         incorporation or organization)                       identification number)

                                 McKesson Plaza
                                One Post Street
                        San Francisco, California 94104
                                 (415) 983-8300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ----------------
                                Ivan D. Meyerson
         Senior Vice President, General Counsel and Corporate Secretary
                              McKesson HBOC, Inc.
                        McKesson Plaza, One Post Street
                        San Francisco, California 94104
                                 (415) 983-8300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                    Copy to:
                                 Gregg A. Noel
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, Suite 3400
                         Los Angeles, California 90071
                                 (213) 687-5000
        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.
                                ----------------
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        Proposed Maximum
 Title of Each Class of                Proposed Maximum    Aggregate
    Securities to be       Amount to    Offering Price      Offering        Amount of
       Registered        be Registered  Per Share (1)      Price (1)     Registration Fee
-----------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........   1,368,243        $29.75       $40,705,229.25     $11,317.00
Rights to Purchase
 Series A Junior
 Participating Preferred
 Stock of McKesson HBOC,
 Inc. (2)...............   684,121.5         N/A              N/A              N/A
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based on the average of the high and low prices for the common stock on August 24, 1999, as reported on the New York Stock Exchange.
(2) Associated with the common stock are rights to purchase Series A Junior Participating Preferred Stock of McKesson HBOC, Inc. that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events. No separate consideration will be received by the Company for the initial issuance of the rights to purchase the Series A Preferred Stock.
                                ----------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +selling stockholders may not sell these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. + +This prospectus is not an offer to sell these securities and the selling + +stockholders are not soliciting an offer to buy these securities in any state +
+where such offer of sale is not permitted.                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated August 26, 1999

PROSPECTUS

                                1,368,243 Shares

                                       of

                                  Common Stock

                              McKesson HBOC, Inc.
                                 McKesson Plaza
                                One Post Street
                        San Francisco, California 94104
                                 (415) 983-8300

                                 ------------

  The stockholders of McKesson HBOC, Inc. listed below may offer from time to time 1,368,243 shares of our common stock under this prospectus. We will not receive any part of the proceeds from such sales.

  Our common stock is listed on the New York Stock Exchange, Inc. and the Pacific Exchange, Inc. under the trading symbol "MCK." On August 25, 1999, the closing price of one share of our common stock on the New York Stock Exchange was $29 5/16.

  An investment in our common stock involves risks. See the "Risk Factors" section beginning on page 1 of this prospectus.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                  The date of this prospectus is      , 1999.

                               TABLE OF CONTENTS

                                   Prospectus

                                                                            Page
                                                                            ----
Risk Factors...............................................................   1

Special Note Regarding Forward-Looking Statements..........................   4

The Company................................................................   5

Use of Proceeds............................................................   5

Selling Stockholders.......................................................   6

Description of Capital Stock...............................................   7

Plan of Distribution.......................................................  11

Experts....................................................................  11

Legal Matters..............................................................  12

Where You Can Find More Information........................................  12

                                  RISK FACTORS

   You should carefully consider the following risks as well as the other information contained or incorporated by reference in this prospectus before purchasing our common stock.

Adverse judgments regarding the restatement of our earnings may have a material adverse impact on us.

   On April 28, 1999, we announced that, during the course of our year-end financial audit process, we determined that software sales transactions (aggregating $26.2 million for the fourth quarter ended March 31, 1999 and $16.0 million in the prior quarters of the fiscal year) were improperly recorded because they were subject to contingencies and had been reversed. We also announced that the audit process was ongoing. The Audit Committee of our board of directors subsequently initiated an investigation into this matter. On May 25, 1999, we announced that as a result of information developed through our continuing year-end internal and external audit process and Audit Committee review, additional instances of improper revenue recognition had been found, that further downward revision would be required of the results for the fiscal year ended March 31, 1999, as well as quarterly results during the fiscal year, and that prior years' results of the Health Care Information Technology Business unit could also require restatement.

   On July 14, 1999, we announced revised financial results for fiscal years ended March 31, 1999, 1998 and 1997. These restated results are included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. We revised downward our revenues by $245.8 million for the fiscal year ended March 31, 1999, by $48.4 million for the fiscal year ended March 31, 1998, and by $33.2 million for the fiscal year ended March 31, 1997. We revised downward our income from continuing operations by $152.2 million and our earnings per diluted share by 53 cents for the fiscal year ended March 31, 1999, by $25.8 million and nine cents for the fiscal year ended March 31, 1998, and by $13.5 million and five cents for the fiscal year ended March 31, 1997.

   Since our announcement on April 28, 1999, and as of July 30, 1999, fifty-five class action lawsuits, three derivative actions, and two individual actions have been filed against us, and certain of our current or former officers and directors. In addition, the United States Attorney's Office for the Northern District of California and the San Francisco District Office of the United States Securities and Exchange Commission has also commenced investigations in connection with the matters relating to the restatement of previously reported amounts, although the SEC has advised us that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred.

   We do not believe it is feasible to predict or determine the outcome or resolution of these proceedings, or to estimate the amount of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against us or settlements that could require substantial payments by us which could have a material adverse impact on our financial position, results of operations and cash flow.

Adverse effects of the restatement of our earnings may adversely affect the management of our business.

   The effect of the pending litigation and government investigations relating to the previously announced financial restatement could present challenges in attracting and retaining quality employees and managers. Such difficulties could adversely affect our ability to manage our business.

Our business could be adversely affected if we are unable to complete and integrate acquisitions successfully.

   An element of our business is to pursue strategic acquisitions that either expand or complement our business. We routinely review such potential acquisition opportunities and have historically engaged in numerous acquisitions. Integration of acquisitions, including the merger that created McKesson HBOC, Inc., involve a number of special risks. Such risks include:

  . the diversion of management's attention to the assimilation of the operations of businesses we have acquired;

  . difficulties in the integration of operations and systems and the realization of potential operating synergies;

  . difficulties in the integration of any acquired companies operating in a different sector of the health care industry;

  . delays or difficulties in opening and operating larger distribution centers in a larger and more complex distribution network;

  . the assimilation and retention of the personnel of the acquired companies;

  . challenges in retaining the customers of the combined businesses; and

  . potential adverse effects on operating results.

   If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategies could be adversely affected.

Our issuance of equity to finance acquisitions could have a potential dilutive effect on our stock.

   We anticipate that we will finance acquisitions, at least partly by incurring debt or by the issuance of additional securities. The use of equity financing, rather than debt, for acquisitions would dilute the ownership of our then current stockholders.

Changes in the United States healthcare environment could have a material adverse effect on our operations.

   In recent years, the healthcare industry has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare, consolidation of pharmaceutical and medical/surgical supply distributors, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these changes may have a material adverse effect on our results of operations, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits. Changes in pharmaceutical manufacturers' pricing or distribution policies may also have a material adverse effect on our results of operations.

The ability of the Health Care Information Technology business to attract and retain customers due to challenges in integrating software products, technological advances and Year 2000 concerns may have a material adverse effect on our operations.

   Challenges in integrating software products used by the Health Care Information Technology business with those of its customers could have an adverse affect on our ability to attract and retain customers and may adversely affect our results of operations.

   Future advances in the health care information systems industry could lead to new technologies, products or services that are competitive with the products and services offered by the Health Care Information Technology business. Such technological advances could also lower the cost of such products and services or otherwise result in competitive pricing pressure. The success of the Health Care Information Technology business will depend, in part, on its ability to be responsive to technological developments and challenges, including pricing pressures and changing business models. In addition, to remain competitive in the evolving health care information systems marketplace, the Health Care Information Technology business must develop new products on a timely basis. The failure to develop competitive products and to introduce new products on a timely basis could have an adverse affect on the ability of the Health Care Information Technology business to attract and retain customers and may adversely affect our results of operations.

   Finally, management believes that the costs of work by customers related to Year 2000 Issues have caused some Health Care Information Technology customers and prospective customers to defer current projects or prospective decisions regarding the acquisition of new software. These Year 2000 concerns by existing and potential new customers may adversely affect our results of operations.

Proprietary technology protections may not be adequate and proprietary rights may infringe on rights of third parties.

   We rely on a combination of trade secret, patent, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our products. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Although we believe that our products and other proprietary rights do not infringe upon the proprietary rights of third parties, from time to time third parties have asserted infringement claims against us and there can be no assurance that third parties will not assert infringement claims against us in the future. Additionally, we may find it necessary to initiate litigation to protect our trade secrets, to enforce our patent, copyright and trademark rights, and to determine the scope and validity of the proprietary rights of others. These types of litigation can be costly and time consuming. These litigation expenses or any damage payments resulting from adverse determinations of third party claims could be significant and could have a material adverse effect on us.

Potential product liability claims arising from Health Care Information Technology business products could materially adversely affect us.

   Some products of the Health Care Information Technology business provide information for use by health care providers in providing health care to patients. Although we have not experienced any material claims to date, any failure of our Health Care Information Technology business products to provide accurate and timely information could result in claims against us. We maintain insurance to protect against claims associated with the use of such products, but there can be no assurance that our insurance coverage would adequately cover any claims asserted against us. If our insurance coverage is not adequate, we may be required to pay the damages which could have a material adverse effect on us.

System errors and warranties in our Health Care Information Technology business's products could cause unforeseen liabilities.

   Our Health Care Information Technology business's systems are very complex. As with complex systems offered by others, our systems may contain errors, especially when first introduced. The Health Care Information Technology business's systems are intended to provide information for health care providers in providing health care to patients. Therefore, users of its products have a greater sensitivity to system errors than the market for software products generally. Failure of a client's system to perform in accordance with its documentation could constitute a breach of warranty and could require us to incur additional expense in order to make the system comply with the documentation. If such failure is not timely remedied, it could constitute a material breach under a contract allowing the client to cancel the contract.

Our failure to address the Year 2000 issue adequately may have a material adverse effect on our operations.

   Software applications that use only two digits to identify a year in the date field may fail or create errors in the year 2000. This potential problem is known as the "Year 2000 Issue." We rely heavily on computer technologies to operate our business and, accordingly, in response to the Year 2000 Issue, we have undertaken an enterprise-wide Year 2000 project. Most of our mission critical projects have been installed as of July 31, 1999 and we expect to complete all phases of our identified Year 2000 projects by September 30, 1999.

   As our business relies in part on the computer-based systems of our customers, suppliers and other third parties and on technology or data purchased from third parties, we are reviewing the Year 2000 readiness of all of these third parties and are developing contingency plans for Year 2000 problems. As of July 31, 1999, all of the computer hardware and purchased software used for mission critical functions in our Health Care Supply Management business was certified by vendors as being compliant. We also plan to conduct systems testing with third parties during calendar year 1999.

   In addition, our Health Care Information Technology business, which is principally engaged in the sale and licensing of computer software and systems,

  . has conducted an assessment which indicates that, with some exceptions, products available for licensing and acquisition from the Health Care Information Technology business were, as of March 31, 1999, year 2000 compliant,

  . is making ongoing inquiries about the year 2000 readiness of its hardware and software vendor business partners, and

  . has substantially completed its assessment of internal systems except for certain remote locations and expects that remediation efforts for all of its material internal systems to be completed by September 30, 1999.

   Also, our Health Care Information Technology business may experience an increase in warranty claims relating to

  . malfunctions in our products which have not been upgraded, either because we have discontinued support for such products and have therefore not provided the necessary enhancement or because the customer has not installed an enhancement made available by us or

  . malfunctions resulting from the Year 2000 Issue in third-party hardware or software used in connection with the operation of our software products.

Although such warranty claims are generally subject to contractual liability limitations, we are not able to accurately assess or estimate the possible impact of such claims.

   In addition, management believes that the costs of work by customers related to Year 2000 Issues have caused some Health Care Information Technology customers and prospective customers to defer current projects or prospective decisions regarding the acquisition of new software.

   We believe that the most reasonably likely worse case Year 2000 scenario would be a business disruption resulting from an extended and/or extensive communications failure. We believe that such a disruption is likely to be localized and of short duration and would therefore not be likely to have a material adverse effect on us. However, given the range of possible issues and large number of variables involved in Year 2000 preparations (including any acquisitions which we may make), we cannot quantify the potential cost of problems should our remediation efforts or the efforts of those with whom we do business not be successful. Such costs and any failure of such remediation efforts could result in a loss of business, damage to our reputation and legal liability. Consequently such costs or failures could have a material adverse effect on us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain matters discussed under the captions "Risk Factors," "The Company" and "Financial Review" and elsewhere in this prospectus or in the information incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or

"anticipates" or the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include, but are not limited to: the resolution or outcome of the pending litigation and government investigations relating to the previously announced financial restatement; our ability to successfully integrate and operate acquired businesses and the risks associated with such businesses, including the merger that created McKesson HBOC, Inc.; the changing U.S. health care environment, including potential changes in private and governmental reimbursement for health care services, the method by which such services are delivered, legislation or regulations governing such services or mandated benefits, and changes in manufacturers' pricing or distribution policies; the ability of the Health Care Information Technology business to retain existing customers and to attract new customers in light of rapid technological advances and changing business models, slowing of demand for software products because of Year 2000 concerns, and challenges in integrating the Company's software products; our ability to protect our proprietary technology and to not infringe on rights of third parties; the effect on us of any potential product liability claims, breach of warranty claims or breach of contract claims arising from the Health Care Information Technology business; the effect of the pending litigation and government investigations relating to the previously announced financial restatement on our ability to manage our businesses and to attract and retain employees and management; and our ability and the ability of our vendors and customers to complete the necessary actions to achieve a Year 2000 conversion for computer systems and applications.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to rely too heavily on these forward-looking statements. The forward-looking statements by their nature are not intended to be definitive predictions of future events. There is no general duty for us to update forward-looking statements. There is, however, a duty for us to correct information contained in this prospectus when a disclosure is misleading when made or when a statement that was accurate when made becomes misleading due to subsequent events.

                                  THE COMPANY

   On January 12, 1999, we completed a merger with HBO & Company, a leading health care information technology company, by exchanging 177 million shares of our common stock for all of the issued and outstanding shares of common stock of HBO & Company. Each share of HBO & Company was exchanged for 0.37 of a share of our common stock. We were renamed McKesson HBOC, Inc. The merger was structured as a tax-free reorganization and was accounted for as a pooling of interests.

   We are a leading health care supply management company in North America. In addition, we provide software solutions, technological innovation and comprehensive services to the health care industry, and through our Water Products segment, process and market pure drinking water.

   Our mission is to be the world leader in health care supply management and health care information technologies across the entire continuum of health care, through the operation of market-leading businesses in pharmaceutical and medical-surgical distribution and information technology and services for health care providers and payors.

   Our principal executive offices are located at McKesson Plaza, One Post Street, San Francisco, California 94104, and our telephone number is (415) 983-8300.

                                USE OF PROCEEDS

   All net proceeds from the sale of the shares of our common stock will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the shares of our common stock.

                              SELLING STOCKHOLDERS

   The selling stockholders obtained their shares of our common stock as a result of the merger of Automated Prescription Systems, Inc. with and into McKesson HBOC, Inc., previously McKesson Corporation. In the Registration Rights Agreement, dated as of August 27, 1998, among us and the stockholders of Automated Prescription Systems, Inc., we agreed to register the shares of our common stock issued to the selling stockholders and to keep this registration statement effective for at least 120 days, or until all of the registered shares are sold under the registration statement, whichever comes first. Our registration of shares of our common stock does not necessarily mean that the selling stockholders will sell all or any of their shares of our common stock. Bear Stearns Securities Corp. and Hibernia National Bank, as pledgees of some of the shares of our common stock, may offer shares of our common stock by this prospectus. In addition, donees and pledgees of shares of our common stock received from the selling stockholders after the date of this prospectus may offer shares of our common stock by this prospectus.

   The following table sets forth information about the shares of our common stock that are owned by the selling stockholders as of the date of this prospectus. The number of shares of our common stock owned by the selling stockholders after the offering assumes that all of the shares being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of our common stock before the completion of this offering. Each selling stockholder owns less than 1% of the total number of shares of our common stock outstanding.

                                       Shares Owned               Shares Owned
                                         Prior to      Shares        After
Name of Record Selling Stockholder     the Offering Being Offered the Offering
----------------------------------     ------------ ------------- ------------
Baker Family Limited Partnership I....   265,326       265,326            0
Diana Baker...........................   214,236       214,236            0
James R. Baker, Jr....................   125,003       125,003            0
Mary P. Baker.........................    33,760        33,760            0
Bear Stearns Securities Corp..........   254,443       254,443            0
Janelle Diane Hurst Holmstrom.........    19,181        19,181            0
Brian Jefferson Hurst.................    19,181        19,181            0
James R. Baker, Jr. Trustee
 for the Baker Family Trust
 for the Benefit of Sharon Baker
 Petrovsky............................     8,594         8,594            0
James R. Baker, Jr. Trustee
 for the Baker Family Trust
 for the Benefit of Sharon Baker White
 .....................................    12,506        12,506            0
James R. Baker, Jr. Trustee
 for the Baker Family Trust
 for the Benefit of Diana Baker White
 .....................................     7,980         7,980            0
James R. Baker, Jr. Trustee
 for the Baker Family Trust
 for the Benefit of Diana Baker Foshee
 .....................................    15,540        15,540            0
James R. Baker, Sr. & Mary Parker
 Baker Trustees
 for the Benefit of the Baker
 Grandchildren........................    57,546        57,546            0
Walter G. Pearson.....................    38,363        10,527       27,836
Rex Ponthie...........................     1,534         1,534            0
Rusty Baker Family Limited
 Partnership..........................   122,764       122,764            0
Lena Smith............................     3,836         3,836            0
Lena Smith, usufructuary with the
 right of disposition,
 Charles W. Smith, Jr., Charlene Smith
 LaCroix, Tommy R. Smith, Doris Jean
 Smith and Barbara Carolyn Smith
 Reynolds,
 as naked owners......................     3,836         3,836            0
Sharon Baker White....................   192,450       192,450            0

   Diana Baker, James R. Baker, Jr., James R. Baker, Sr., Mary Parker Baker and Sharon Baker White served as directors of Automated Prescription Systems, Inc. prior to its merger with us. In addition, James R. Baker, Jr. was the Chief Executive Officer of Automated Prescription Systems, Inc. and currently serves as a consultant to us and Mary Parker Baker was its Secretary.

                          DESCRIPTION OF CAPITAL STOCK

   The following is a description of the material terms of our capital stock and of certain provisions of Delaware law. You should also read our Restated Certificate of Incorporation, as amended (the "Certificate"), and our Restated By-Laws, as amended (the "By-Laws"), and the Delaware law, and, regarding the rights of holders of shares of our common stock to purchase shares of our preferred stock, the Rights Agreement (as defined below under the heading "Rights Plan"). We have previously filed copies of such documents with the SEC.

   As of June 30, 1999, our capital stock consisted of 400,000,000 authorized shares of our common stock and 100,000,000 authorized shares of our preferred stock.

Common Stock

   As of June 30, 1999, there were 281,227,000 shares of our common stock issued and outstanding.

   The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible, and do not provide their holders with any preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive our assets which are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of our outstanding preferred stock. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

   In February 1997, McKesson Financing Trust issued an aggregate of 4,000,000 5% Trust Convertible Preferred Securities and 123,720 5% Trust Convertible Common Securities (each, a "Trust Security"). Each Trust Security is convertible into our common stock at any time prior to the close of business on the business day prior to June 1, 2027 (or prior to the date of redemption of the Trust Security), at the option of the holder, at the rate of 1.3418 shares of our common stock for each Trust Security (equivalent to a conversion price of $37.26 per share of our common stock), subject to adjustment in certain circumstances.

Preferred Stock

   As of the date hereof, there were no shares of our preferred stock issued and outstanding. Our board of directors is authorized to issue our preferred stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series, the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. Of the 100,000,000 authorized shares of our preferred stock, 10,000,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and reserved for issuance under our Rights Agreement.

Anti-takeover Effects of Provisions of Our Restated Certificate of Incorporation and By-Laws

   Our Certificate and By-Laws contain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder's best interest. Such takeover attempts may include those which would result in a premium over the market price for the shares held by stockholders.

   The Certificate divides our board of directors into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of any class or series of our capital stock entitled to vote generally in the election of directors. Vacancies and newly created directorships on our board of directors may be filled only by a majority of the remaining directors or by the plurality vote of the stockholders.

   The Certificate also provides that any action required or permitted to be taken by the holders of our common stock may be effected only at an annual or special meeting of such holders, and that the only other alternative available for stockholder action is by unanimous written consent. The By-Laws provide that special meetings of holders of our common stock may be called only by our chairman of the board or our president or our board of directors. Holders of our common stock are not permitted to call a special meeting or to require that our board of directors call a special meeting of stockholders.

   The By-Laws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, we must receive notice of the intent of a stockholder to nominate a director or to raise business at such meetings not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and such notice must contain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

   The Certificate also provides that some provisions of the By-Laws may only be amended by the affirmative vote of the holders of 75% of our outstanding stock entitled to vote. The Certificate also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of 80% of our voting stock and two-thirds of the voting stock other than voting stock held by an interested stockholder is necessary to approve some business combinations proposed by an interested stockholder.

   The foregoing summary outlines material provisions of the Certificate and By-Laws. You should also read the Certificate and By-Laws, copies of which have been filed with the SEC.

Rights Plan

   Our board of directors declared a dividend distribution of one right (a "Right") for each outstanding share of our common stock to our stockholders of record at November 1, 1994 (the "Record Date"). As a result of the two-for-one stock split effective January 2, 1998, each share of our common stock has attached to it one-half of a Right. Each Right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share of our Series A Preferred Stock at a purchase price of $100 per unit. The Rights expire on October 21, 2004, unless redeemed earlier by our board of directors. The terms of the Rights are set forth in a Rights Agreement, as amended, between us and a rights agent (the "Rights Agreement"). The following summary outlines the material provisions of the Rights Agreement. You should also read the Rights Agreement, a copy of which has been filed with the SEC.

   The Rights are attached to all of our common stock certificates representing shares outstanding at the Record Date and shares issued between the Record Date and the Distribution Date (as defined below), and no separate rights certificates (the "Rights Certificates") have been distributed. The Rights will separate from our common stock, separate Rights Certificates will be issued and a distribution date (the "Distribution Date") will occur when the first of the following events takes place:

  . ten business days following the date of a public announcement that there is an Acquiring Person (as defined below) (such date, the "Stock Acquisition Date"),

  . ten business days (or such later date as our board of directors may determine) following commencement of a tender or exchange offer that would result in the offeror beneficially owning 15% or more of our common stock, or

  . ten business days after our board of directors determines that the ownership of 10% or more of our outstanding common stock by a person is
    (1) intended to cause us to repurchase our common stock beneficially owned by such person or (2) is causing, or is reasonably likely to cause, a material adverse impact on us.

   The term "Acquiring Person" means any person who, together with its affiliates and associates, acquires beneficial ownership of shares of our common stock representing 15% or more of our common stock, but shall not include us, any of our subsidiaries, any of our employee benefit plans or any of our subsidiaries' employee benefits plans, or any person or entity we organized, appointed or established for or under the terms of such plans.

   In the event that a person becomes an Acquiring Person (except in connection with an offer for all outstanding shares of our common stock which the independent directors determine to be fair to and otherwise in our best interests and that of our stockholders), following a Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, our common stock (or, in certain circumstances, cash, property or other of our securities) having a calculated value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person and certain related persons and transferees will be null and void. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable as set forth below.

   At any time prior to the tenth day following the Stock Acquisition Date, we may redeem the Rights, in whole, but not in part, at a price of $.01 per Right.

   Until a Right is exercised, the holder of the Right, as such, will have no rights as our stockholder, including without limitation, the right to vote or to receive dividends.

   In general, the Rights Agreement may be amended by our board of directors
(1) prior to the Distribution Date in any manner and (2) on or after the Distribution Date in certain respects including (A) to shorten or lengthen any time period and (B) in a manner not adverse to the interests of Rights holders. However, amendments extending the redemption period must be made while the Rights are still redeemable.

   The Rights have anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination approved by our board of directors, since our board of directors may redeem the Rights as provided above.

Section 203 of Delaware General Corporation Law

   We are subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

  . such transaction is approved by our board of directors prior to the date the interested stockholder obtains such status,

  . upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

  . the "business combination" is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

   A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers with us or other takeover or change in control attempts directed at us and, accordingly, may discourage attempts to acquire us.

Effects of Authorized But Unissued Stock

   Our authorized but unissued shares of common stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

   The issuance of our preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of our preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

   One of the effects of the existence of our unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares could also be used to dilute the stock ownership of persons seeking to obtain control of us.

   As of July 31, 1999, we have reserved for issuance 48,875,000 shares of our common stock for the exercise of options or grants of restricted stock which have been granted or which may be granted in the future to our directors, officers and employees and the conversion of the Trust Securities. We do not currently have any plans to issue shares of our preferred stock, although 10,000,000 shares have been designated Series A Preferred Stock in accordance with our Rights Agreement.

Limitation of Directors Liability

   The Certificate contains a provision that limits the liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director for:

  . any breach of the director's duty of loyalty to us or our stockholders,

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . unlawful dividend payments or stock redemptions or purchases, and

  . any transaction from which the director derives an improper personal benefit.

   The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not limit or eliminate our rights or rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our directors and officers have indemnification protection.

                              PLAN OF DISTRIBUTION

   We are registering shares of our common stock on behalf of the selling stockholders. As used herein, "selling stockholders" include Bear Stearns Securities Corp. and Hibernia National Bank, as pledgees of some of the shares of our common stock and any other donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders or their respective successors in interest may offer their shares of our common stock at various times, depending on market conditions and other factors, in one or more transactions on any of the United States securities exchanges where our common stock is listed, including the New York Stock Exchange, Inc. and the Pacific Exchange, Inc., in the over-the-counter market or in transactions other than on such exchanges or in the over-the-counter market. The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at negotiated prices or at fixed prices. The selling stockholders may offer their shares of our common stock in any manner permitted by law, including through underwriters, brokers, dealers or agents and directly to one or more purchasers. Sales of the shares of our common stock may involve:

  . sales to underwriters who will acquire the shares of our common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale;

  . block transactions in which the broker or dealer engaged will attempt to sell the shares of our common stock as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

  . an exchange distribution in accordance with the rules of any such exchange; and

  . ordinary brokerage transactions and transactions in which a broker solicits purchasers.

   Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commission from the selling stockholders and/or purchasers of shares of our common stock for whom they may act as agents (which compensation may be in excess of customary commissions). The selling stockholder and any broker or dealer that participates in the distribution of shares of our common stock may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares of our common stock positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any selling stockholder engages an underwriter in connection with the sale of the shares of our common stock, if required, a prospectus supplement will be distributed, which will set forth the number of shares of our common stock being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers. In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

   In addition, the selling stockholders may from time to time sell shares of our common stock in transactions under Rule 144 promulgated under the Securities Act.

   In accordance with the Registration Rights Agreement, we will pay all registration expenses in connection with the registration of the shares of our common stock. We and the selling stockholders have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                                    EXPERTS

   The consolidated financial statements and related consolidated financial statement schedule of McKesson HBOC, Inc. and its consolidated subsidiaries, except for HBOC & Company and its subsidiaries as of March 31, 1998 and 1997 and for the years then ended, included in McKesson HBOC, Inc.'s Annual Report on Form 10-K/A for the year ended March 31, 1999 which is incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to certain shareholder litigation as discussed in Financial Note 19 to the consolidated financial statements) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of HBOC & Company and its subsidiaries referred to above (not separately presented herein), which are included in our Annual Report on Form 10-K/A for the year ended March 31, 1999 which is incorporated by reference in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report (which expresses an unqualified opinion and includes an explanatory paragraph related to certain shareholder litigation) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

   Ivan D. Meyerson, our Senior Vice President, General Counsel and Corporate Secretary will issue an opinion about the validity of the shares of our common stock. Mr. Meyerson owns shares of, and holds options to purchase, in the aggregate, less than 1% of our common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

    1.  Annual Report on Form 10-K/A for the fiscal year ended March 31, 1999.

    2.  Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

    3.  Current Report on Form 8-K, dated May 3, 1999.

   You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

     Ivan D. Meyerson
     Senior Vice President, General Counsel and Corporate Secretary McKesson HBOC, Inc.
     McKesson Plaza
     One Post Street
     San Francisco, California 94104
     (415) 983-8300

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                        [MCKESSONHBOC LOGO APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following expenses (other than the Securities and Exchange Commission (the "Commission") filing fee) are estimated.

   Commission registration fee...................................... $11,317.00
   Printing and engraving expenses..................................  10,000.00
   Accountants' fees and expenses...................................  20,000.00
   Attorneys' fees and expenses.....................................  50,000.00
   Miscellaneous....................................................   4,683.00
                                                                     ----------
     Total.......................................................... $95,000.00
                                                                     ==========

   McKesson HBOC, Inc. (the "Company") will pay all registration expenses in connection with the registration of the shares of the Company's common stock.

Item 15. Indemnification of Directors and Officers.

   Article VIII of the Restated By-Laws, as amended, of the Company (the "By-Laws"), in accordance with the provisions of Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), provides that the Company shall indemnify any person in connection with any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding is by or in the right of the Company, the director or officer may be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that such person may not be indemnified in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless a court determines otherwise.

   Article VIII of the By-Laws allows the Company to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Company or such person who serves or served as director, officer, employee or agent of another corporation, partnership or other enterprise at the request of the Company.

   Article VI of the Company's Restated Certificate of Incorporation, as amended, in accordance with Section 102(b)(7) of the Delaware Corporation Law, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of such director's fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of such director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

Item 16. List of Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
   4.1   Restated Certificate of Incorporation of the Company (Exhibit 3.2(1)).


   4.2 Certificate of Amendment to the Restated Certificate of Incorporation of the Company (Exhibit 4.3(2)).


   4.3   Amended and Restated By-Laws of the Company, as amended through July
         15, 1999 (Exhibit 4.5(3)).


   4.4 Rights Agreement, dated as of October 21, 1994, by and between the Company and First Chicago Trust Company of New York as Rights Agent
         (Exhibit 4.7(3)).

   4.5 Amendment No. 1 to Rights Agreement, dated as of October 19, 1998, by and between the Company and First Chicago Trust Company of New York as
         Rights Agent (Exhibit 99.1(4))

   5.1* Opinion of Ivan D. Meyerson, Senior Vice President, General Counsel and Corporate Secretary of the Company.


  10.1* Registration Rights Agreement, dated as of August 27, 1998, by and among the Company and the Selling Stockholders.


  23.1*  Consent of Ivan D. Meyerson (included in Exhibit 5.1).


  23.2*  Consent of Deloitte & Touche LLP.


  23.3*  Consent of Arthur Andersen LLP.


  24.1*  Power of Attorney.


  24.2*  Power of Attorney.

--------
(1) Incorporated by reference to the designated exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(2) Incorporated by reference to the designated exhibit to the Company's Registration Statement on Form S-8 as filed with the Commission on January 12, 1999.
(3) Incorporated by reference to the designated exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(4) Incorporated by reference to designated exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
  * Filed herewith.

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
    Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 26th day of August, 1999.

                                          McKesson HBOC, Inc.

                                          By: /s/ Heidi E. Yodowitz
                                             ----------------------------------
                                             Name: Heidi E. Yodowitz
                                             Title: Senior Vice President and
                                                    Controller and Acting
                                                    Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                   Signature                                      Title
                   ---------                                      -----

                       *                                    Co-President and
 _____________________________________________   Co-Chief Executive Officer and Director
               John H. Hammergren                     (principal executive officer)

                       *                                    Co-President and
 _____________________________________________   Co-Chief Executive Officer and Director
                David L. Mahoney                      (principal executive officer)

            /s/ Heidi E. Yodowitz               Senior Vice President and Controller and
 _____________________________________________       Acting Chief Financial Officer
               Heidi E. Yodowitz                   (principal financial and accounting
                                                                officer)

                       *                                        Director
 _____________________________________________
                Alfred C. Eckert

                       *                                        Director
 _____________________________________________
               Tully M. Friedman

                       *                                        Director
 _____________________________________________
               Alton F. Irby III

                       *                                        Director
 _____________________________________________
              M. Christine Jacobs

                       *                                        Director
 _____________________________________________
                 Gerald E. Mayo

                   Signature                                      Title
                   ---------                                      -----

                       *                                        Director
 _____________________________________________
                James V. Napier

                       *                                        Director
 _____________________________________________
               David S. Pottruck

                       *                                        Director
 _____________________________________________
               Carl E. Reichardt

                       *                               Chairman of the Board and
 _____________________________________________                  Director
               Alan Seelenfreund

                       *                                        Director
 _____________________________________________
                  Jane E. Shaw


*By:      /s/ Ivan D. Meyerson                        August 26, 1999
  ------------------------------------
            Ivan D. Meyerson
            Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                              Description
 -------                             -----------

   5.1 Opinion of Ivan D. Meyerson, Senior Vice President, General Counsel and Corporate Secretary of the Company.

  10.1 Registration Rights Agreement, dated as of August 27, 1998, by and among the Company and the Selling Stockholders.

  23.2   Consent of Deloitte & Touche LLP.

  23.3   Consent of Arthur Andersen LLP.

  24.1   Power of Attorney.

  24.2   Power of Attorney.